3 Menorat Hamaor St. Tel-Aviv 67448, Israel Office: +972-3-691-7691 Fax: +972-3-691-7692 www.inspire-md.com

May 9, 2011

Assaf Katz
Senior Deputy Managing Director
Tsamal Jakobsohn Ltd.
20 Hamagashim Street
Petach Tikvah, Israel

Dear Assaf,

Per your meeting with Sara Paz on May 1, 2011 it was decided that Tsamal will effective immediately no longer have rights to return any of InspireMD’s products purchased by Tsamal.  All sales will now be final.  Effectively immediately all MGuard stents that were previously purchased may not be returned as well and will be considered final sales, excluding the attached list which includes 36 stents that were delivered at no charge and nine stents that were previously billed which can be returned.

Please sign below stating your agreement.

Regards,

/s/ Craig Shore
Craig Shore
Chief Financial Officer

/s/ Assaf Katz
Assaf Katz
Senior Deputy Managing Director